JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated December 5, 2025

5y SPX/SX5E/TPX Enhanced Trigger Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying indices:	S&P 500® Index (Bloomberg ticker: SPX Index) (the “SPX Index”), EURO STOXX 50® Index (Bloomberg ticker: SX5E Index) (the “SX5E Index”) and TOPIX® Index (Bloomberg ticker: TPX Index) (the “TPX Index”) (each, an “underlying index”)
Payment at maturity:

If the final index value of each underlying index is greater than or equal to its trigger level, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000 + the greater of (a) $1,000 × index percent change of the worst performing underlying index and (b) the upside payment

If the final index value of any underlying index is less than its trigger level, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000 × index performance factor of the worst performing underlying index

This amount will be less than the stated principal amount of $1,000 and will represent a loss of more than 25%, and possibly all, of your principal amount.

Upside payment:	At least $530.00 per $1,000 stated principal amount security (at least 53.00% of the stated principal amount)
Trigger level:	With respect to each underlying index, 75% of its initial index value
Index percent change:	With respect to each underlying index, (final index value − initial index value) / initial index value
Index performance factor:	With respect to each underlying index, final index value / initial index value
Initial index value:	With respect to each underlying index, its closing level on the pricing date
Final index value:	With respect to each underlying index, its closing level on the valuation date
Worst performing underlying index:	The underlying index with the lowest index performance factor
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	Expected to be December 15, 2025
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	December 16, 2030
Maturity date†:	December 19, 2030
CUSIP / ISIN:	48136LQ51 / US48136LQ512
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/19617/000121390025118700/ ea0268705-01_424b2.htm

†Subject to postponement or early acceleration

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $920.00 per $1,000 stated principal amount security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Enhanced Trigger Jump Securities Payoff Diagram*

*The actual upside payment will be provided in the pricing supplement and will not be less than $530.00 per security.

Change in Worst Performing Underlying Index	Return on the Securities*
80.00%	80.00%
70.00%	70.00%
60.00%	60.00%
53.00%	53.00%
50.00%	53.00%
40.00%	53.00%
30.00%	53.00%
20.00%	53.00%
10.00%	53.00%
5.00%	53.00%
1.00%	53.00%
0.00%	53.00%
-10.00%	53.00%
-20.00%	53.00%
-25.00%	53.00%
-25.01%	-25.01%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%
*Assumes an upside payment of 53.00% of the stated principal amount

JPMorgan Chase Financial Company LLC

5y SPX/SX5E/TPX Enhanced Trigger Jump Securities

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement and Annex A to the accompanying prospectus addendum for additional information.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss.
▪	Your ability to receive the upside payment may terminate on the valuation date.
▪	You are exposed to the price risk of each underlying index.
▪	To receive at least the upside payment, each underlying index must close at or above its trigger level on the valuation date.
▪	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of sustaining a loss on your investment than if the securities were linked to just one underlying index.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	The benefit provided by the trigger level may terminate on the valuation date.
▪	Secondary trading may be limited.
▪	We may accelerate your securities in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if a change-in-law event occurs.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the Underlying Indices

▪	JPMorgan Chase & Co. is currently one of the companies that make up the SPX Index.
▪	Investing in the securities is not equivalent to investing in any underlying index.
▪	Adjustments to any underlying index could adversely affect the value of the securities.
▪	The securities are subject to risks associated with securities issued by non-U.S. companies with respect to the SX5E Index and the TPX Index.
▪	The securities are not directly exposed to fluctuations in foreign exchange rates with respect to the SX5E Index and the TPX Index.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.